AMENDMENT  TO  SHAREHOLDER  AGREEMENT


     This Amendment to the Shareholder Agreement, dated as of March 30, 2000 ("Amendment"), is made by and among Interstate Bakeries Corporation, a Delaware corporation ("IBC"), Ralston Purina Company, a Missouri corporation ("Ralston"), and Tower Holding Company, Inc., a Delaware corporation and wholly owned subsidiary of Ralston, and successor to VCS Holding Company ("VCS"), for the purpose of amending and supplementing the Shareholder Agreement by and among IBC, Ralston and VCS, dated July 22, 1995 (the "Shareholder Agreement"), as supplemented and amended by the Supplement to Shareholder Agreement by and among IBC, Ralston and VCS, dated July 25, 1995 (the "Supplement Agreement"). Defined terms used herein without definition shall have the meanings ascribed to them in the Shareholder Agreement.


                                    WITNESSETH:


     WHEREAS, IBC and Ralston entered into the Shareholder Agreement to provide certain rights and restrictions with respect to the IBC Equity owned by Ralston; and

     WHEREAS, the parties have agreed to extend the term of the Shareholder Agreement and to make certain amendments to the provisions of the Shareholder Agreement; and

     WHEREAS, the parties agree that by entering this Amendment they acknowledge and confirm that they will continue to be bound by the terms of the Shareholder Agreement, as previously amended and supplemented by the Supplement Agreement and by this Amendment;

     NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

1. Except as specifically provided in, and as amended by, this Amendment, the rights and restrictions with respect to the IBC Equity set forth in the Shareholder Agreement and the Supplement Agreement shall continue during the term hereof.


2. The recital paragraph of the Shareholder Agreement is hereby deleted and replaced with the following:

"THIS SHAREHOLDER AGREEMENT dated July 22, 1995 (the "Agreement"), is made by and among INTERSTATE BAKERIES CORPORATION, a Delaware corporation ("IBC"), RALSTON PURINA COMPANY, a Missouri corporation ("Ralston") and VCS HOLDING COMPANY, a Delaware corporation and a wholly-owned subsidiary of Ralston ("VCS")".


3. The first WHEREAS clause of the Shareholder Agreement is hereby amended by substituting "Ralston" for "RPC" in the second line.


4. Section 1.29 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 1.29 RAL Stock. "RAL Stock means Ralston's $ .10 par value Common Stock, or any other class of common stock of Ralston at any time outstanding."


5.     Section  1.33  of  the  Shareholder  Agreement  is  deleted.


6. The introductory sentence to Section 2.1 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 2.1 Standstill Covenants. Unless specifically requested or permitted in writing in advance by the Chairman of the Board of IBC or unless otherwise permitted in this Agreement, Ralston agrees that until August 1, 2006, neither it nor any of its Affiliates will, directly or indirectly:"


7. The introductory language before "(i)" in Section 2.3 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 2.3 Voting of IBC Equity. Ralston agrees that during the term of this Agreement, with respect to the election of directors of IBC, each class of IBC Equity owned by Ralston and its Affiliates shall be voted"


8. Section 3.1 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 3.1 Restrictions of Transfer. During the term of this Agreement, Ralston agrees that it will not, and it will cause each of its Affiliates who have acquired IBC Equity under this Agreement, or who may acquire IBC Equity pursuant to Section 3.2(b) of this Agreement, not to Transfer any IBC Equity except as permitted by or in accordance with this Agreement."

9. Section 4.1(a) of the Shareholder Agreement is hereby deleted and replaced with the following:

"(a) Except for Transfers permitted by Section 3.2(a) and (b), and Transfers to a Person making a tender offer for outstanding IBC Equity which is recommended to shareholders of IBC by the board of directors of IBC, during the term of this Agreement, Ralston and its Affiliates shall not sell any shares of IBC Equity to any Person unless it has first made an offer (the "First Offer") to sell such shares to IBC in accordance with this Article IV and such First Offer shall have been rejected or not accepted within the Applicable Acceptance Period (as hereinafter defined); provided, however, that if Ralston or any of its Affiliates propose to sell a specified number of shares of IBC Equity pursuant to a Transfer permitted by Section 3.2(f) and the First Offer shall have been rejected by IBC, the proposed Transfer by Ralston or its Affiliates may proceed at any time thereafter under Rule 144 without regard to the 20 day period referenced in Section 4.1(d)."


10. Section 4.2 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 4.2. Purchase of the Offered Shares. In the event IBC rejects the First Offer or fails to deliver a Notice of Exercise within the Applicable Acceptance Period, then Ralston may proceed with the Transfer pursuant to Articles V, VI, VII and VIII hereof, if applicable; provided that, a Person upon purchasing such shares from Ralston will not own more than fifteen percent (15%) of the outstanding IBC Equity."


11. Sections 5.1(c), (d) and (e) of the Shareholder Agreement are hereby deleted and replaced with the following:

"(c)  IBC  will  be  obligated  to effect only one (1) Demand Registration under
Section 5.1 hereof; provided, however, that IBC will not be required to register the IBC Equity pursuant to a Demand Notice under Section 5.1 hereof if at such time (i) the shares of IBC Equity which Ralston is requesting to be registered pursuant to Section 5.1 hereof constitutes less than five percent (5%) of such class or series of the outstanding IBC Securities so requested to be registered or (ii) such Demand Notice is given within six (6) months after the effective date of any other registration of any IBC Securities under the Securities Act".

"(d) Any Demand Registration to be effective pursuant to this Article V shall only be accomplished in an underwritten offering which is designed to cause the widespread distribution and sale of such underwritten securities. The first lead underwriter, and, subject to the next sentence of this Section 5.1(d), any other underwriter that will administer the offering will be selected by Ralston; provided, however, that such underwriter(s) shall be subject to the approval of IBC, which approval shall not be unreasonably withheld. In the event there is one or more co-managers, the first such co-manager shall be selected by IBC, provided that such co-manager shall be subject to the approval of Ralston, which approval shall not be unreasonably withheld. Ralston agrees to use reasonable efforts in connection with any Demand Registration to assure the widespread distribution and sale of such underwritten securities and Ralston agrees to request that the underwriters use reasonable efforts to assure the widespread distribution and sale of such underwritten securities."

"(e) In any such Demand Registration there may be included as many shares of IBC Securities that IBC elects to be included on the same terms and conditions as the IBC Equity; provided, however, that if the managing underwriter advises
Ralston and IBC that, in its judgment, the number of shares proposed to be included in such offering should be limited, then the total number of shares to be included in such offering will be determined by the managing underwriter and IBC shall include in such offering (i) first, all the shares of IBC Equity that Ralston proposes to sell and (ii) second all the shares of IBC Securities that IBC proposes to sell. Except as otherwise provided for in this Agreement or the First Registration Rights Agreement (as hereinafter defined), no person other than Ralston shall be permitted to offer any IBC Securities under any Demand Registration pursuant to this Section 5.1 without the prior written consent of Ralston".


12. The first sentence of Section 9.1(a) of the Shareholder Agreement is hereby deleted and replaced with the following:

"(a) At any time during the one-year period commencing on August 1, 2005, IBC shall have the right to acquire all, but not less than all, of the IBC Equity then owned by Ralston and its Affiliates at a purchase price equal to one-hundred and ten percent (110%) of the IBC Market Price of the IBC Equity then owned by Ralston and its Affiliates (such right to acquire the IBC Equity is referred to as the "IBC Call").


13. Section 9.1(c) of the Shareholder Agreement is hereby deleted and replaced with the following:

"(c) The IBC Call shall be exercised within one (1) year following August 1, 2005, and shall expire if not exercised by such date."


14.     Section  10.2  of  the  Shareholder  Agreement  is  hereby  deleted.


15. Section 10.6 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section  10.6  Maximum  Allowed  Ownership  of  IBC  Securities.
"(a) Ralston agrees that if it has not sold the IBC Equity owned by Ralston and its Affiliates prior to August 15, 2000 it shall cause the principal amount of each Stock Appreciation Income Linked Securities ("SAILS") related to its 7% Exchangeable Notes Due August 1, 2000 to be mandatorily exchanged into shares of IBC Stock and not into cash or other consideration."

"(b) Ralston agrees that between the execution of this Amendment and September 30, 2000, Ralston shall sell, or Ralston shall cause its Affiliates to sell, shares of IBC Equity equal to the amount of IBC Equity that Ralston and its Affiliates hold in excess of twenty (20%) of the IBC Securities outstanding on September 30, 2000, such sales being made pursuant to the terms of the Shareholder Agreement."

"(c) Ralston covenants and agrees that by August 1, 2004, the ownership of IBC Securities by Ralston and its Affiliates shall be not more then 15% of the then total outstanding IBC Securities."

"(d) Ralston covenants and agrees that by August 1, 2005 the ownership of IBC Securities by Ralston and its Affiliates shall be no more than 10% of the then total outstanding IBC Securities."

"(e) In the event that the SAILS are not exchanged into shares of IBC Stock by August 15, 2000 or that Ralston and its Affiliates do not accomplish the complete sale (or exchange in the case of the SAILS) of IBC Equity provided for in (a), (b), (c) or (d) above by the prescribed dates, IBC shall thereafter be entitled to purchase at one time or from time to time, all or any portion of the unsold IBC Equity owned by Ralston and its Affiliates which would otherwise be required to be sold (or the number of shares of IBC Stock resulting from the exchange of SAILS in the case of (a) above at a purchase price equal to the IBC Market Price of the IBC Equity."


16. The first sentence of Section 11.15 of the Shareholder Agreement is hereby deleted and replaced with the following:

"Section 11.15 Term; Effectiveness. The term of this Agreement will begin (and this Agreement will become effective) upon the date hereof and will continue until August 1, 2005; provided, however, that Article IX and Section 2.1 shall survive until August 1, 2006."


17.     A  new  Section 11.19 is added to the Shareholder Agreement, as follows:

     "Section 11.19 Certain Matters Concerning Affiliates. For purposes of Sections 2.3, 9.1(a) and 10.6, it is understood and agreed that the term "Affiliates" shall only be deemed to apply to entities Controlled by Ralston."


18. In all other respects, the parties hereby agree that the Shareholder Agreement, and the Supplement Agreement, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Shareholder Agreement and Supplement Agreement as of the 30th day of March, 2000.


INTERSTATE  BAKERIES  CORPORATION

By:/s/Ray Sandy Sutton
Vice President


RALSTON  PURINA  COMPANY

By:/s/James M. Neville


TOWER  HOLDING  COMPANY,  INC.

By:/s/Nancy E. Hamilton